Exhibit 3(i).4

           ARTICLE IV. RIGHTS, PREFERENCES, AND RESTRICTIONS ON SHARES

         The terms and provisions of the Common Stock and Preferred Stock are as follows:

                            Section 4.1. DEFINITIONS

         For purposes of this Article IV, the following definitions shall apply:

                  (a) "Conversion Price" shall mean one dollar ($1.00) per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

                  (b) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities (other than shares of Series A Preferred Stock) convertible into or exchangeable for Common Stock.

                  (c) "Distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (iii) repurchase of capital stock of the Company in connection with the settlement of disputes with any shareholder; and (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of the Common and Preferred Stock of the Company voting as separate classes.

                  (d) "Liquidation Preference" shall mean one dollar ($1.00) per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

                  (e) "Options" shall mean rights, options, or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

                  (f) "Original Issue Price" shall mean one dollar ($1.00) per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

                  (g) "Preferred Stock" shall mean the Series .A Preferred Stock. (h) "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification, or other similar event.

                             Section 4.2. DIVIDENDS

                  (a) Preferred Stock. The holders of outstanding shares of Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation, other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock ("Common Stock Dividend"). No Distributions shall be made with respect to the Common Stock, other than a Common Stock Dividend, until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. No Distributions shall be made with respect to the Common Stock, other than a Common Stock Dividend, unless an equal or greater Dividend has been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Preferred Stock shall be on a pro-rata, pari pasu basis, The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year.

                  (b) Common Stock. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 4.6 below.

                  (c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 4.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

                         Section 4.3. LIQUIDATION RIGHTS

                  (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 4.3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and m rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4.3(a).

                  (b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 4.3(a) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

                  (c) Shares not Treated as Both Preferred Stock and Common Stock in anv Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

                  (d) Reorganization. For purposes of this Section 4.3, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, or other conveyance of all or substantially all of the assets of the Corporation; or (c) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

                  (e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

                           (i) If the securities are then traded on a national
                  securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

                           (ii) If the securities are actively traded
                  over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five
                  (5) trading days prior to the Distribution.

         In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes. For the purposes of this subsection 3(e), "trading day" shall mean any day which the exchange or system on which the securities to be distributed are traded is open and "closing prices" or "closing bid prices" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange, or Nasdaq, the last reported trade price or salt price, as the case may be, at 4:00 p.m., New York time, on that day and
(ii) for securities listed or traded on other exchanges, markets, and systems, the market price as of the end of the "regular hours" trading period that is generally accepted as such for such exchange, market, or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

                             Section 4.4. CONVERSION

         The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4.4, the Conversion Rate for such series shall be appropriately increased or decreased.

                  (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of the Corporation's Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than ten million dollars ($10,000,000) (a "Qualified IPO"), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an "Automatic Conversion Event").

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors in good faith. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

         The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the convened Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be convened, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on-such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person, or persons, entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

                  (d) Adjustments to Conversion Price for Diluting Issues.

                           (i) Special Definition. For purposes of this Section
                  4.4(d), "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 4.4(d)(iii), deemed to be issued) by the Corporation after the filing of these Articles of Incorporation, other than:

                                    (1) shares of Common Stock issued or
                           issuable upon conversion of shares of Preferred
                           Stock;
                                    (2) shares of Common Stock issued or
                           issuable to officers, directors, and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans, or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;
                                    (3) shares of Common Stock issued upon the
                           exercise, exchange, adjustment, or conversion of Options or Convertible Securities outstanding as of the date of the filing of these Articles of Incorporation;
                                    (4) shares of Common Stock issued or
                           issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4.4(e). Section 4.4(f), or Section 4.4(g) hereof;
                                    (5) shares of Common Stock issued in a
                           registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;
                                    (6) shares of Common Stock issued or
                           issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets, or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;
                                    (7) shares of Common Stock issued or
                           issuable to banks, equipment lessors, or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors;
                                    (8) shares of Conunon Stock issued or
                           issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing, or other similar agreements or strategic partnerships approved by the Board of Directors; and

                                    (9) shares of Common Stock issued to
                           suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors,

                           (ii) No Adjustment of Conversion Price. No adjustment
                  in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4.4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.
                           (iii) Deemed Issue of Additional Shares of Common. In
                  the event the Corporation at any time or from time to time after the date of the filing of these Articles of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

                                    (1) no further adjustment in the Conversion
                           Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2) if such Options or Convertible
                           Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion, or exchange thereof, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (3) no readjustment pursuant to clause (2)
                           above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                                    (4) upon the expiration of any such Options
                           or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                  (a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually convened or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                  (b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                  (c) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective On such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4.4(d)(iii) as of the actual date of their issuance.

                           (iv) Adjustment of Conversion Price Upon Issuance of
                  Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4.4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shams of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4.4(d)(iv), all shares of Common Stock issuable upon exercise of outstanding Options or the conversion of outstanding Convertible Securities and shares of Preferred Stock, and all Additional Shares of Common deemed issued pursuant to Section 4.4(d)(iii) hereof, shall be deemed to be outstanding.

                           (v) Determination of Consideration. For purposes of
                  this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

                                    (1)Cash and Property. Such consideration
                           shall:

                  (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                  (c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which conversion both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

                                    (2) Options and Convertible Securities. The
                           consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4.4(d)(iii) shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series-of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                  (f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend, or otherwise), into a greater number of shares of Preferred Stock, the Original Issuer Price, and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of 'referred Stock, the Original Issue Price, and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                  (g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 4.3 above ("Liquidation Rights"), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

                  (h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section
         4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4.4(h) shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

                  (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
         Section 4.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                  (j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series, Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

                  (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                               Section 4.5, VOTING

         (a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

         (b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

         (c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

         (d) Election of Directors. The Board of Directors shall consist of seven (7) members. As long as at least two hundred thousand (200,000) shares (as adjusted for Recapitalizations) of Preferred Stock remain outstanding, or until the closing of a Qualified IPO, the holders of Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation's Board of Directors at each annual or special election of directors or pursuant to each consent of the Corporation's shareholders for the election of directors; provide4, however, that, for a period of one hundred twenty (120) days after the filing of these Articles of incorporation, the holders of Preferred Stock shall be entitled to elect three (3) directors as long as at least fifty thousand (50,000) shares of Preferred Stock remain outstanding. The holders of Common Stock, voting as a separate class, shall be entitled to elect four (4) members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors or pursuant to each consent of the Corporation's shareholders for the election of directors. Any additional members of the Corporation's Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of shareholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

         (e) Two-Thirds Majority Vote of Directors Required. As long as at least two hundred thousand (200,000) shares (as adjusted for Recapitalizations) of Preferred Stock remain outstanding, or until the closing of a Qualified IPO, Major Actions shall require approval by a two-thirds majority of the members of the Board of Directors. "Major Actions" consist of:

                  (i) the issuance by the Corporation of Additional Shares of
         Common:

                  (ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

                  (iii) the acquisition by another corporation of all of the outstanding shares of capital stock of the Corporation;

                  (iv) the sale, lease, exchange, or other disposition by the Corporation of all, or substantially all, of its property other than in the usual and regular course of business;

                  (v) an acquisition by the Corporation of an interest in any other business for a consideration (including assumption of liabilities) in excess of $100,000, or of any other material expenditures in excess of $100,000 per annum not included in the annual operating budget or outside the ordinary course of business;

                  (vi) the dissolution of the Corporation;

                  (vii) changes in accounting methods or policies and any change in the Corporation's outside auditors;

                  (viii) the incurrence of indebtedness, or grant of any mortgages, security interests, or other liens by the Corporation pursuant to agreements not in effect as of the date hereof (other than such of the foregoing as is included in the annual operating budget for the Company and up to $100,000 per annum of indebtedness, mortgages, security interests, or liens not included in the annual operating budget);

                  (ix) any material transactions by the Corporation with an affiliate of the Corporation; and

                  (x) material changes to this definition of "Major Actions."

         (f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.


                  Section 4.6. AMENDMENTS AND CHANGES

         As long as fifty thousand (50,000) shares (as adjusted for Recapitalization) of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Preferred Stock:

         (a) amend, alter, or repeal any provision of these Articles of Incorporation if such action would adversely alter the rights, preferences, privileges, or powers of, or restrictions provided for, the benefit of the Preferred Stock;

         (b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of the Preferred Stock or any series thereof;

         (c) amend this Section 4.6.

                              Section 4.7. NOTICES

         Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or transmitted by private carrier, personal delivery, telegraph, teletype, or communications equipment that transmits a facsimile of the notice, and addressed to each holder of record at such holder's address or number appearing on the books of the Corporation. The right to cumulate votes in the election of directors shall not exist with respect to shares

                          ARTICLE V. PREEMPTIVE RIGHTS

         Except as otherwise provided in these Articles of Incorporation, or by agreement in which the Corporation so provides, no preemptive rights to acquire additional securities issued by the Corporation shall exist with respect to shares of stock, or securities convertible into shares of stock.

                          ARTICLE VI. CUMULATIVE VOTING

         The right to cumulate votes in the election of directors shall not exist with respect to shares of capital stock of the Corporation.

                             ARTICLE VII. DIRECTORS

         Except as otherwise provided in these Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

              ARTICLE VIII. AMENDMENTS TO ARTICLES OF INCORPORATION

         The Corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Act and these Articles of Incorporation, and the rights of shareholders of the Corporation are granted subject to this reservation:

          ARTICLE IX. SHAREHOLDER ACTION WITHOUT A MEETING BY LESS THAN
                                UNANIMOUS CONSENT

         Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if either (i) the action is taken by written consent of all shareholders entitled to vote on the action; or (ii) for so long as the Corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

         To the extent that the Washington Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given prior to the date on which the action becomes effective, as required by the Washington Act. The form of notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected in a To the extent that the Washington Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given prior to the date on which the action becomes effective, as required by the Washington Act. The form of notice shall be sufficient to apprise the nonconsenting or nonvoting shareholder of the nature of the action to be effected in a manner approved by the Board of Directors or by the committee or officers to whom the Board of Directors has delegated that responsibility.

                ARTICLE XI. LIMITATION ON LIABILITY OF DIRECTORS

         To the full extent that the Washington Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article XI shall not adversely affect any right or protection of a director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                        ARTICLE XII. SHAREHOLDER APPROVAL

         Unless these Articles of Incorporation provide for a greater voting requirement for any voting group of shareholders, the affirmative vote or written consent of a majority of all of the votes entitled to be cast by a voting group shall be sufficient, valid, and effective to approve and authorize any acts of the Corporation that, under the Washington Act, would otherwise require the approval of two thirds of all of the votes entitled to he cast, including, without limitation: (i) an amendment to these Articles of Incorporation; (ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation; (iii) the acquisition by another corporation of all of the outstanding shares of one or more classes or series of capital stock of the Corporation; (iv) the sale, lease, exchange, or other disposition by the Corporation of all or substantially all of its property otherwise than in the usual and regular course of business; or (v) the dissolution of the Corporation.

                  DATED: March 22, 2001.

                                               VIDEO INTERNET BROADCASTING
                                               CORPORATION
                                               a Washington corporation


                                               By:  /s/ Kelly J. Pointer
                                               ---------------------------------
                                               Kelly J. Pointer, Incorporator

                     AMENDMENT TO ARTICLES OF INCORPORATION

NAME OF CORPORATION (As currently recorded with the Office of the Secretary of State) VIDEO INTERNET BROADCASTING CORPORATION

                                                     AMENDMENTS TO ARTICLES OF
UBI NUMBER        CORPORATION NUMBER (if known)    INCORPORATION WERE ADOPTED ON

602 107 653                                            Date: August 23, 2004

--------------------------------------------------------------------------------
EFFECTIVE DATE      (Specified effective dale may be up to 30 days AFTER receipt
OF ARTICLES OF       of the document by the Secretary of State)

--------------------------------------------------------------------------------
  AMENDMENT         o   Specific Date:       [x] Upon filing by the Secretary of
                                                 State

--------------------------------------------------------------------------------
 ARTICLES OF AMENDMENT WERE ADOPTED BY (Please check ONE of the following)
--------------------------------------------------------------------------------

         Incorporators. Shareholders action was not required

         Board of Directors. Shareholders action was not required

--------------------------------------------------------------------------------
       Duly approved shareholder action in accordance with Chapter 238.10 RCW

--------------------------------------------------------------------------------


         INFORMATION AND ASSISTANCE - 360t753-7115 (TDD - 3601753-1485)

                 IMPORTANT+ Person to contact about this filing
                            Lawrence M. Hecker, Esq.

               Daytime Phone Number (with area code)(520) 798-3803

           AMENDMENTS TO THE ARTICLES OF INCORPORATION ARE AS FOLLOWS

         If amendment provides. for an exchange. reclassification, or cancellation of issued shares, provisions forimplementing the amendment must be included. if necessary, attach additional amendments or information.

                                   ARTICLE I
                       NAME; REGISTERED OFFICE AND AGENT


         The Articles of Incorporation are hereby amended to delete Article IV,
Section 4.5(d) in its entirety.

         The Articles of Incorporation shall remain in full force and effect and shall remain unaltered, except for the amendment and the deletion of Article IV,
Section 4.5(d) as described above.



SIGNATURE OF OFFICER


         This document is here by executed under penalties of perjury, and is, to the best of my knowledge, true and correct